EXHIBIT 99.1
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                              News Release

                                LANDAUER


                          For Immediate Release

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                      LANDAUER, INC. REPORTS HIGHER
                       THIRD QUARTER 2004 EARNINGS


 For Further Information Contact:       James M. O'Connell
                                        Vice President, Treasurer and CFO

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GLENWOOD, ILLINOIS, JULY 22, 2004 ... Landauer, Inc. (NYSE: LDR), a
recognized leader in personal and environmental radiation monitoring services, reported that net income for the quarter ended June 30, 2004 was $4,394,000, an increase of 15% compared with $3,828,000 in the same quarter in fiscal 2003. Diluted earnings per share for the current quarter were $0.49 compared with $0.43 per share a year ago. The Company reported revenues of $17,203,000 for the quarter just ended, an 8% increase compared with revenues of $15,925,000 for the same quarter in fiscal 2003. Revenue growth for the current quarter primarily occurred as a result of higher pricing and slightly higher unit demand for the Company's products and services in the U.S. InLight<trademark> system revenues, as well as currency gains and somewhat higher volume from operations in Europe, Asia and Brazil also contributed. Approximately 80% of revenue growth was derived from traditional domestic measurement and reporting services during the quarter.

Cost of revenues for the current quarter was 6% higher than for the same period a year ago with employee benefits and depreciation expense representing much of the increase. Selling, general and administrative expenses in the third quarter of fiscal 2004 were higher by almost 10% versus a year ago due to incentive compensation expense, professional fees, research costs and amortization of intangibles associated with the acquisition of the balance of LCIE-Landauer at the beginning of the quarter. Resulting operating income for the third quarter of fiscal 2004 was $6,717,000, an increase of 9% compared with $6,138,000 reported for the same quarter in 2003. Net income grew by $566,000, or 15% compared with a year ago, due to improved operating income and the elimination of minority interest associated with ownership of 100% of LCIE-Landauer for the full quarter.


RESULTS FOR THE NINE MONTHS ENDED JUNE 30, 2004

For the first nine months of fiscal 2004, Landauer reported net income of $13,238,000, or $1.48 per diluted share, compared with $10,667,000, or $1.20 per diluted share, for the same period in fiscal 2003. Revenues for the first nine months of the fiscal year were $52,242,000, or 8.5% higher than $48,162,000 reported for the same period in fiscal 2003. Domestic revenue growth, representing more than two-thirds of the increase, resulted from improved pricing and modestly higher volume for measurement and reporting services. Although moderating in recent months, higher international revenues resulted from a weak U.S. dollar compared with a year ago and some pricing and unit gains in most foreign markets.





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LANDAUER, INC.                                                ADD 1



Aggregate costs and expenses thus far in fiscal 2004 were slightly higher than a year ago. The comparison of fiscal 2004 with a year ago is impacted by the recognition in 2003 of an impairment charge of $2,750,000, offset by lower incentive compensation expense of $350,000, for a net reduction in 2003 operating income of $2,400,000. During the first nine months of 2004 costs and expenses, excluding the effect of the 2003 impairment charges, increased by approximately 9.5%, particularly for incentive compensation, employee benefits, international costs and expenses and professional fees. Resulting operating income thus far in fiscal 2004 was $20,743,000, an increase of $3,748,000 compared with the same period in 2003.

Year-to-date other income was higher than in fiscal 2003 reflecting higher income from Nagase-Landauer, the Company's 50%-owned joint venture in Japan, offset by lower net investment income. The reduction in minority interest compared with a year ago reflects the acquisition of the balance of LCIE-Landauer at the beginning of the third quarter. The effective tax rate for the current year at 37.5% was slightly higher compared to the first nine months of fiscal 2003.


OUTLOOK FOR BALANCE OF FISCAL 2004

Landauer's business plan and outlook anticipates that revenue growth for the year is expected to be in the range of 7 to 8%, evenly distributed among the Company's traditional revenue sources. Domestic revenue growth is expected to occur as a result of pricing, moderate unit growth and increased sales of ancillary services and products. International revenue growth is expected to benefit moderately from a weak U.S. dollar, although the impact of such comparisons has diminished. Additionally, international revenue growth is expected to result from higher pricing and increased units.

Aggregate costs and operating expenses for fiscal 2004 are expected to be moderately higher than fiscal 2003 levels, largely reflecting the absence of a $2.8 million non-cash impairment charge that occurred in 2003, offset by higher costs in 2004. Net other income is anticipated to be slightly higher than a year ago and the effective income tax rate for fiscal 2004 is expected to be 37.5%. The recent acquisition of the balance of LCIE-Landauer will eliminate minority interest for that entity. Resulting net income for 2004 is anticipated to be higher by 18 - 20% compared with fiscal 2003.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet at www.viavid.com on Friday, July 23, 2004, at 10:00 a.m. Central Daylight Time. Please allow 15 minutes to register and download the required software. A replay will be available through Viavid's website.


ABOUT LANDAUER

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, university and national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.




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LANDAUER, INC.                                                ADD 2



SAFE HARBOR STATEMENT

Certain of the statements made herein constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's introduction of the inLight technology, the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, such as Luxel<registered trademark>+, the cost associated with the Company's research and business development efforts, the usefulness of older technologies, the anticipated results of operations of the Company and its subsidiaries or ventures, the valuation of the Company's long lived assets or business units relative to future cash flows, the Company's market position, changes in postal and delivery practices, the Company's business plans, anticipated revenue and cost growth, the risks associated with conducting business internationally, other anticipated financial events, the effects of changing economic and competitive conditions, foreign exchange rates, government regulations, accreditation requirements, and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2003 and other reports filed by the Company from time to time with the Securities and Exchange Commission.






































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LANDAUER, INC.                                                ADD 3



             THIRD QUARTER FISCAL 2004 FINANCIAL HIGHLIGHTS
        (Unaudited; amounts in thousands, except per share data)


                            THREE MONTHS ENDED     NINE MONTHS ENDED
                            -------------------   -------------------
                            JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                              2004       2003       2004       2003
                            --------   --------   --------   --------
Net revenues. . . . . . .   $ 17,203   $ 15,925   $ 52,242   $ 48,162

Costs and expenses:
  Cost of revenues. . . .      6,436      6,097     18,938     17,542
  Selling, general and
    administrative. . . .      4,050      3,690     12,561     10,875
  Impairment in value
    of assets . . . . . .      --         --         --         2,750
                            --------   --------   --------   --------
                              10,486      9,787     31,499     31,167
                            --------   --------   --------   --------
Operating income. . . . .      6,717      6,138     20,743     16,995

Other income - net. . . .        297        255        882        710
                            --------   --------   --------   --------
Income before income
 taxes and minority
 interest . . . . . . . .      7,014      6,393     21,625     17,705

Income taxes. . . . . . .      2,615      2,367      8,115      6,550
                            --------   --------   --------   --------
Income before minority
 interest . . . . . . . .      4,399      4,026     13,510     11,155

Minority interest . . . .          5        198        272        488
                            --------   --------   --------   --------

Net income. . . . . . . .   $  4,394   $  3,828   $ 13,238   $ 10,667
                            ========   ========   ========   ========

Net income per
 common share:
    Basic . . . . . . . .   $   0.49   $   0.43   $   1.49   $   1.21
                            ========   ========   ========   ========

    Based on average
     shares outstanding .      8,903      8,820      8,884      8,797
                            ========   ========   ========   ========

    Diluted . . . . . . .   $   0.49   $   0.43   $   1.48   $   1.20
                            ========   ========   ========   ========

    Based on average
     shares outstanding .      8,976      8,910      8,961      8,881
                            ========   ========   ========   ========












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LANDAUER, INC.                                                ADD 4



                   SUMMARY CONSOLIDATED BALANCE SHEET
                    (unaudited, amounts in thousands)


                                             June 30,   September 30,
                                               2004        2003
                                             --------   -------------

ASSETS
Current Assets:
  Cash and cash equivalents . . . . . . .    $  6,843        $ 10,572
  Short-term investments. . . . . . . . .         505             440
  Receivables, net of reserves. . . . . .      15,886          13,770
  Other current assets. . . . . . . . . .       7,548           6,456
                                             --------        --------
Total current assets. . . . . . . . . . .      30,782          31,238
                                             --------        --------

Net property, plant and equipment . . . .      18,373          17,226
Equity in joint venture . . . . . . . . .       3,685           3,402
Goodwill and other intangible assets,
  net of amortization   . . . . . . . . .      19,647           8,056
Dosimetry devices, net of amortization. .       4,393           4,121
Other assets. . . . . . . . . . . . . . .         106             195
                                             --------        --------
TOTAL ASSETS. . . . . . . . . . . . . . .    $ 76,986        $ 64,238
                                             ========        ========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable. . . . . . . . . . . .    $    994        $  1,548
  Dividend payable. . . . . . . . . . . .       3,561           3,316
  Deferred revenue. . . . . . . . . . . .      13,274          12,464
  Notes payable . . . . . . . . . . . . .       5,946            --
  Other current liabilities . . . . . . .      10,758           7,501
                                             --------        --------
Total current liabilities . . . . . . . .      34,533          24,829
                                             --------        --------
Minority interest in subsidiaries . . . .          60             984
                                             --------        --------

Stockholders' investment. . . . . . . . .      42,393          38,425
                                             --------        --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' INVESTMENT . . . . . . .    $ 76,986        $ 64,238
                                             ========        ========





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